EXHIBIT 10.1

AGREEMENT TO PURCHASE LLC INTERESTS

This AGREEMENT TO PURCHASE OF LLC INTERESTS (the "Agreement") is made and entered into as of this 11th day of June 2012, by and between Jeffrey Wattenberg and Cord Pereira (each a "Seller" and collectively, "Sellers") and RTG Ventures, Inc., a Florida corporation ("RTG").

RECITALS

RTG is a SEC reporting company which is currently in the business of offering music and entertainment technology solutions and digital marketing services. Brand Entertain LLC (“Brand”) is a company which is currently in the business of developing strategic, multi-channel branded entertainment properties and ventures that drive consumer engagement and grow product sales for brand partners online and in-store. Sellers are the holders of all of the membership interests (“Interests) in Brand. RTG wishes to purchase all of the LLC Interests in Brand, and Sellers are willing to sell their LLC Interests on the terms and conditions set forth herein.

NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Purchase and Sale.

1.1 Transfer of Interests. On the terms and subject to the conditions of this Agreement, Sellers agree to sell to RTG, and RTG agrees to purchase from Sellers the Interests set forth on Schedule 1.1 hereto, in exchange for the payment of the Purchase Price.

1.2 Purchase Price. The purchase price is Two Hundred Fifty Two Thousand Four Hundred Seventy Two dollars and Fifty Cents ($252,472.5). The purchase price shall payable in shares of RTG's Series 2 Preferred. A total of two million (2,000,000) shares of RTG’s Series 2 Preferred will be issued to Sellers: one million (1,000,000) shares to Wattenberg, one million (1,000,000) shares to Pereira. The share certificates will be issued promptly. The Series 2 Preferred Shares are convertible into 68,700,000 shares of RTG's common stock, which is ten percent (10%) of the outstanding stock of RTG at the closing date. The initial conversion ratio for Series 2 Preferred to common stock is 34.35. This conversion ratio of the Series 2 Preferred shall be subject to a future positive adjustment. The amount of any positive adjustment will be based upon a comparison of the post-closing business results of Brand and of RTG (without consideration of Brand results) as described in Schedule 2 hereto.

2. Representation and Warranties of Sellers.

Each Seller jointly and severally represents and warrants to RTG that each of the following statements is true and correct as of the date hereof.

2.1 Ownership. Such Seller is the owner, free and clear of any and all Liens, of the Interests described in Schedule 1.1 hereto, and the Interests described in Schedule 1.1 hereto constitute the entire Interests beneficially owned or held by such Seller and no other person or entity has any Lien, right, title or interest in or to such Interests. There are no other securities exchangeable for or convertible into Interests in Brand nor are there any warrants, options, rights, calls or other commitments of any nature to acquire any interests in Brand.

2.2 Agreements Authorized. Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.3 Absence of Restriction and Conflicts. Except as set forth on the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any person, or governmental agency or public or regulatory agency is required in connection with the execution, delivery or performance of this Agreement.

2.5 Contingencies. Except as disclosed in the Disclosure Schedule, there are no proceedings, suits, litigation, arbitration, or hearings pending or threatened, against or affecting Brand or its assets.

2.6 Financial Condition. The balance sheet of Brand as of [December 31, 2011], [March 31, 2012] and the related combined profit and loss statement for the period ended on that date (collectively, the "Financial Statements"), attached in the Disclosure Schedule are true and correct in all material regards as of the date thereof, and the Financial Statements fairly present the combined financial condition of Brand as at the date thereof. Since the date of the Financial Statements, there has been no material adverse change in the business of Brand. Sellers hereby confirm that they are not owed any money by Brand.

2.7 Material Contracts. The Disclosure Schedule describes all Material Contracts of Brand.

2.8 Intellectual Property. The Disclosure Schedule includes an accurate and complete list of all of the Intellectual Property currently owned or used by Brand, including a description of the license arrangements if such Intellectual Property is licensed.

2.9 Assets owned by Brand. Brand owns all of the assets and platforms included on the Brand Entertain website. There are no assets owned outside of Brand which are used or intended to be used in the Brand business.

2.10 Seller Status. Each Seller represents and warrants that he is an accredited investor as that term is defined by the SEC and that he is capable of assessing the risks of selling Brand in exchange for equity in RTG. Seller has relied solely on the public filings of RTG, and no oral or written representations regarding the business or condition of RTG were relied on in Seller’s decision to sell his Interests.

3. Representations and Warranties of RTG.

RTG hereby represents and warrants that it has full power and authority to enter into this Agreement and this Agreement has been duly and validly executed and delivered by it, and constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

4. Indemnification.

Sellers agree to indemnify RTG for any Claims related to Sellers’ ownership of the Interests, the accuracy of the representations and warranties regarding Brand, or the operations of Brand.

5. Other Covenants.

5.1 Announcements. RTG and Sellers agree not to make, nor cause to be made, any news releases or other public announcements pertaining to the Agreement without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will not make an announcement thereafter without the consent of the other (not to be unreasonably withheld) except to the extent required by applicable law.

5.2 Change of Name. Promptly following the Closing, RTG shall use its reasonable efforts to change its name to a name agreed to by Sellers and RTG.

5.3 Cooperation. The parties agree that Brand will be operated as a subsidiary of RTG and that Sellers will have input into the management of Brand. The parties agree to work together to build the business of Brand and of RTG. If there are assets related to Brand which are held outside of Brand, Sellers will use their best efforts to transfer such assets to Brand without cost to RTG.

5.4 RTG’s right to “put” Interests back to Sellers/ Sellers’ right to repurchase Interests. The parties shall negotiate the terms of a supplemental written agreement that shall (i) set forth RTG’s right to “put” the Series 2 Preferred back to Sellers based upon the valuation of the business of Brand and (ii) set forth Sellers’ right to repurchase all of their Interests in Brand based upon the valuation of Brand, which repurchase may not necessary be paid for solely in shares of Series 2 Preferred. However, in all events, if Sellers’ repurchase the Interests, the parties agree that Sellers shall retain such number of Series 2 Preferred that convert into no less than ten percent (10%) of the equity of RTG.

6. Miscellaneous.

6.1 Modifications. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

6.2 Expenses. The parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants.

6.3 Notices. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

(i) If to RTG:

RTG Ventures

c/o Glaser Weil etal

10280 Constellation

LA, CA 90067

with a copy given in like manner to:

Lisa Klein

c/o Glaser Weil etal

10280 Constellation

LA, CA 90067

(ii) If to Sellers:

Jeffrey Wattenberg

Cord Pereira

BrandEntertain

201 West Montecito Street

Santa Barbara, CA 93101

6.4 Successors and Assigns. Except as provided herein to the contrary, this Agreement will be binding upon and inure to the benefit of the parties, their respective successors. The rights and obligations of the parties hereunder may not be assigned.

6.5 Governing Law; Jurisdiction. This Agreement has been negotiated and entered into in the State of California, concerns a California business and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that California regardless of the choice of law provisions of any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in any of the above courts.

6.6 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

6.7 Rules of Construction.

6.7.1 Headings. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

6.7.2 Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases, and the term "including" means "including but not limited to."

6.7.3 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

6.8 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

6.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.10 Sellers’ Representative. Jeffrey Wattenberg shall be the Sellers’ representative under this Agreement. To the extent that any decision or notice is required under this Agreement, the written Agreement of Jeffrey Wattenberg shall bind both Sellers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

SELLERS

/s/Jeffrey Wattenberg

Jeffrey Wattenberg

/s/Cord Pereira

Cord Pereira

RTG

RTG Ventures, Inc., a Florida corporation

By: /s/Linda Perry

Its: Executive Director

Schedule 1.1

Name of Holder Membership Interests

Jeffrey Wattenberg 50%

Cord Pereira 50%

Schedule 2 Rights of Convertible Preferred

1. Voting. Series 2 Preferred Shares shall be non-voting.

2. Dividends. There shall be no mandatory dividends or dividend preference for holders of Series 2 Preferred Shares.

3. Liquidation Preference. There shall be no liquidation preference for holders of Series 2 Preferred Shares.

4. Conversion Rights. The Series 2 Preferred Shares shall not be convertible until June 1, 2013. The initial conversion ratio shall be 1 share of Series 2 Preferred Stock to 34.35 shares of common stock. However, the parties agree to negotiate in good faith on the terms of an adjustment to the conversion ratio based upon the business results of Brand as compared to the business results of RTG (without considering Brand) at various intervals. The parties recognize that Brand’s platforms are in development and therefore consideration of Brand’s business results will not be limited to operating results. The method of the valuation used to adjust the conversion ratio shall also be set forth in a supplementary written agreement.

5. Right to Appoint Board Member. The holders of Series 2 Preferred shall be entitled to appoint a member of the Board of Directors of RTG. The initial appointee shall be Jeffrey Wattenberg. Any replacement appointee must be approved by the Board of RTG. The right to appoint a Board member shall terminate at such time as the Series 2 Preferred is converted in whole or in part.

6. Number of Authorized Shares. There are two million (2,000,000) shares of Series 2 Preferred authorized. All will be issued to Sellers.

SCHEDULE O

DEFINITIONS

"Claim" means any claim, lawsuit, demand, suit, hearing, governmental investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

"Intellectual Property" shall mean any patents, inventions (whether patentable or unpatentable), trade secrets, know-how, methods of doing business, confidential information, trademarks and associated goodwill, designs and drawings, service marks, logos, tradenames, copyrights, rights of publicity, mask works and registrations and applications for each of the foregoing, and computer software programs, computer databases and related documentation and materials relating to or used in connection with current or proposed interest of Brand.

"Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, or restriction of another Person of any kind or nature.

“Material Contract” means any agreement which (i) is a related party agreement between Brand and either Seller, (ii) cannot be terminated upon 60 days notice (or less), or (iii) involves the expenditure of [$10,000] or more.

"Order" means any decree, order, injunction, rule, judgment, consent of or by any Authority.

"Interest" means a membership interest in the Brand.

"Person" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

“Purchase Price" is defined in Section 1.2.